UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 1, 2009

WATSON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-03305 (Commission File Number)	95-3872914 (IRS Employer Identification No.)

311 Bonnie Circle Corona, California (Address of Principal Executive Offices)	92880 (Zip Code)
Registrant’s telephone number, including area code: (951) 493-5300
(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01.	Entry into a Material Definitive Agreement.
     On July 1, 2009, Watson Pharmaceuticals, Inc. (“Watson”) entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement, dated as of November 3, 2006, by and among Watson, Canadian Imperial Bank of Commerce, acting through its New York agency, as administrative agent, Wachovia Capital Markets, LLC, as syndication agent, a syndicate of lenders, and Wells Fargo Bank, National Association, Union Bank of California, N.A., Sumitomo Mitsui Banking Corporation, as documentation agents and the financial institutions from time to time party thereto (the “Credit Agreement”).
     The Amendment provides for, among other things, the following:
•	an increase in Watson’s ability to incur general unsecured indebtedness from $100 million to $500 million;
•	the exclusion from the restrictions on “Indebtedness” under the Credit Agreement of a principal amount of up to $151.4 million of certain acquired indebtedness expected to be acquired in connection with the previously announced acquisition of the Arrow Group and certain post-closing payment obligations expected to be incurred by Watson in connection with the acquisition of Arrow Group;
•	certain modifications and clarifications with respect to the terms of refinancing Watson’s outstanding indebtedness; and
•	the repayment by Watson of $100 million of the outstanding term loan on or before the later of (x) September 15, 2009 and (y) two business days after the closing of certain financing transactions; but in any event not later than December 16, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2009	WATSON PHARMACEUTICALS, INC.
	By:	/s/ David A. Buchen
		Name:	David A. Buchen
		Title:	Senior Vice President, General Counsel and Secretary